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                                                                     EXHIBIT 5.1

                        [KING & SPALDING LLP LETTERHEAD]

October 26, 2004

Consolidated Communications Illinois Holdings, Inc.
Consolidated Communications Texas Holdings, Inc.
Homebase Acquisition, LLC
121 South 17th Street
Mattoon, Illinois 61938-3987

Ladies and Gentlemen:

     We have acted as counsel to Consolidated Communications Illinois Holdings, Inc., a Delaware corporation ("Illinois Holdings"), Consolidated Communications Texas Holdings, Inc., a Delaware corporation ("Texas Holdings" and, together with Illinois Holdings, collectively, the "Issuers") and Homebase Acquisition, LLC, a Delaware limited liability company ("Parent"), in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") filed by the Issuers and Parent with the Securities and Exchange Commission (the Commission") under the Securities Act of 1933, as amended, relating to the issuance by (1) the Issuers, on a several basis, of up to $200,000,000 aggregate principal amount of their 9-3/4% Senior Notes due 2012 (the "Exchange Notes"), (2) Illinois Holdings of a guarantee, on a senior unsecured basis (the "Illinois Holdings Guarantee") of Texas Holdings' several obligations under the Exchange Notes, (3) Texas Holdings of a guarantee, on a senior unsecured basis (the "Texas Holdings Guarantee") of Illinois Holdings' several obligations under the Exchange Notes and (4) Parent of a nonrecourse guarantee (the "Parent Guarantee" and, together with the Illinois Holdings Guarantee and the Texas Holdings Guarantee, collectively, the "Exchange Guarantees") of the Issuers' obligations under the Exchange Notes. The Issuers and Parent, as issuers of their respective guarantees, are collectively referred to as the "Guarantors".

     The Exchange Notes and the Exchange Guarantees will be issued under an indenture dated as of April 14, 2004, among the Issuers, Parent and Wells Fargo Bank, N.A., as Trustee (the "Indenture"). The Exchange Notes will be offered by the Issuers in exchange for $200,000,000 aggregate principal amount of their outstanding 9-3/4% Senior Notes due 2012 and the related guarantees by the Guarantors, respectively.

     In our capacity as such counsel, we have examined (1) the Registration Statement, (2) the Indenture, (3) the global note representing the Exchange Notes and (4) the guarantee annexed to the global note representing the Exchange Notes, the latter three of which have been filed with the Commission as exhibits to the Registration Statement. We have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters
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Consolidated Communications Illinois Holdings, Inc.
Consolidated Communications Texas Holdings, Inc.
Homebase Acquisition, LLC
October 26, 2004
Page 2

set forth therein, on certificates and telegrams of public officials and representatives of the Issuers and Parent.

      We have assumed that the execution, delivery and performance of all obligations under the Indenture, the Exchange Notes and the Exchange Guarantees have been duly authorized by all requisite action by each party thereto (other than the Issuers and Parent). We have also assumed that the Indenture, the Exchange Notes and the Exchange Guarantees have been duly executed and delivered by each party thereto (other than the Issuers and Parent) and that such agreements are the valid and binding agreements of each party thereto (other than the Issuers and Parent), enforceable against such parties (other than the Issuers and Parent) in accordance with their terms.

       Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

      (1) When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

      (2) When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

      Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors' generally and to the effect of general principles of equity.

       This opinion is limited in all respects to the laws of the State of New York, the Delaware Limited Liability Company Act and the Delaware General Corporation Law. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

       We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus that is included in the Registration Statement.

                                               Very truly yours,



                                               /s/ KING & SPALDING LLP

                                               KING & SPALDING LLP